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Exhibit 5.2

FORM OF KING & SPALDING OPINION

[LETTERHEAD OF KING & SPALDING LLP]

                        , 2003

Foster Wheeler Ltd.
Foster Wheeler Inc.
FWPI Ltd.
c/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, NJ 08809-4000

Re:	Legality of the guarantees of the Cumulative Guaranteed Preferred Shares of Foster Wheeler Holdings Ltd. (the "Preferred Shares")

Ladies and Gentlemen:

        We have acted as special United States counsel for Foster Wheeler Ltd., a Bermuda company, Foster Wheeler Inc., a Delaware corporation and FWPI Ltd., a Bermuda company (collectively, the "Guarantors"), in connection with the preparation of the registration statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed exchange of up to 7,000,000 Preferred Shares which will be fully and unconditionally guaranteed by the Guarantors (the "Guarantees") for any and all outstanding 9.00% Preferred Securities, Series I issued by FW Preferred Capital Trust I (the "Trust Securities").

        In so acting, we have reviewed the Guarantee Agreement to be entered into by the Guarantors and the form of Guarantees to be executed by the Guarantors. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

        For purposes of the opinions below, we have assumed that the execution and delivery of, and the performance of all obligations under, the Guarantees has been duly authorized by all requisite action by Foster Wheeler Ltd. and FWPI Ltd.

        This opinion is limited in all respects to the laws of the State of New York and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Foster Wheeler Ltd.
                      , 2003

        Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Guarantee Agreement has been duly authorized by Foster Wheeler Inc. and, when the Preferred Shares are issued and executed by Foster Wheeler Holdings Ltd. and delivered in exchange for the Trust Securities and when the Guarantee Agreement is executed by the parties thereto, will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

        This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion may not be furnished to or relied upon by any person or entity (other than the addressee hereof) for any purpose without our prior written consent.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is included in the Registration Statement.

Very truly yours,

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  Exhibit 5.2
FORM OF KING & SPALDING OPINION
[LETTERHEAD OF KING & SPALDING LLP]
  , 2003